February 21, 1997

(FormalName)
(location)
585 Slawin Court
Mt. Prospect, Illinois  60056

CONFIDENTIAL

Dear (CommonName):

You are eligible to participate in the (location) (the "Company") 1997 Sales Incentive Compensation Plan. Although a lot of hard work went into 1996 in trying to achieve our sales and operating income goals, we fell short. However, 1997 really promises to be a great year. If we work together, we have a great chance to earn a bonus.

Your bonus base for 1997 will be $(Bonusbase). Your actual incentive compensation can range from 0% to 200% of this bonus base, depending on sales in your territory for 1997. The range of your 1997 incentive compensation can vary as follows:

Bonus base: $(Bonusbase)        Sales          % of         1997 Incentive
                               Achieved       Bonus Base     Compensation

                               $(Target1)         0%             $0

                               $(Target2)        100%        $(Bonusbase)

                               $(Target3)        200%        $(BONUS200)




The 1997 Incentive Compensation Plan has terms and conditions related to your participation. A copy of the formal plan is available from Human Resources for your review. If you have any questions regarding the program, please talk to Mark Renfree who can explain or clarify any issues.

The reason you are a participant in the 1997 incentive compensation program is because your efforts can, and will, have a significant impact upon the performance of our business. I trust you will make every effort to reach the 200% level, and I personally look forward to authorizing your bonus this time next year.

Sincerely,

/s/Barry J. Ryan

Barry J. Ryan
President

cc: D. Ryan